EXHIBIT 99.1


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FOR:      Valley National Bancorp       Contact:  Alan Eskow
          1455 Valley Road                        (973)305-4003
          Wayne, New Jersey 07470

For Immediate Release:       May 29, 1998

                 VALLEY NATIONAL BANCORP AND WAYNE BANCORP, INC.
                             ANNOUNCE PLANS TO MERGE

WAYNE, NJ -- Valley National Bancorp (NYSE:VLY) and Wayne Bancorp, Inc. (Nasdaq National Market: WYNE) jointly announced today that they have signed a definitive merger agreement by which Valley will acquire Wayne, the holding company for Wayne Savings Bank, F.S.B., a $272 million, six- branch bank headquartered in Wayne, New Jersey. The merger is "in-market" and will expand Valley's presence in Passaic and Bergen, Counties.

Pursuant to the agreement, Wayne will be merged into Valley. The acquisition of Wayne will be a tax-free merger accounted for as a pooling of interests in which each of the 2,013,823 outstanding shares of Wayne common stock will be exchanged for 1.10 shares of Valley common stock. Valley is paying 2.0 times book for Wayne. In connection with the execution of the merger agreement, Wayne also granted Valley an option to acquire 400,000 shares of Wayne's authorized, but unissued common stock.

"Wayne will join with Valley to expand Valley's franchise in Passaic and Bergen Counties, said Gerald H. Lipkin, Chairman, President and CEO of Valley. Mr. Lipkin further noted, "The merger with Wayne is consistent with Valley's strategy of growth within Northern New Jersey through acquisitions of other strong financial institutions. We believe the "in-market" nature of this acquisition, coupled with Wayne's high noninterest expenses (a 62% efficiency ratio compared to Valley's 45%), will enable Valley to generate significant cost savings within a brief period. Valley's goal in acquisitions is to price transactions so that they are accretive to Valley's per share earnings within the first year of combined operations."

Mr. Harold P. Cook, III, Chairman of the Board and Chief Executive Officer of Wayne, will join Valley's Board of Directors following the merger.

The acquisition is conditioned upon necessary bank regulatory approvals, the approval of Wayne's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the fourth quarter of 1998.

Valley National Bank, the principal subsidiary of Valley National Bancorp, currently has $5.1 billion in assets and operates 97 branches in 10 counties serving 67 communities throughout Northern New Jersey.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, successful completion of the implementation of Year 2000 technology changes, as well as the effects of economic conditions and legal and regulatory barriers and structure. Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time.